EXHIBIT 10.6

June 17, 2003

Mr. Manuel A. Villafaña
P.O. Box 47946
Minneapolis, MN 55447

Dear Mr. Villafaña:

CABG Medical, Inc. (the “Company”) recognizes that your contribution to the growth of the Company has been or will be substantial and therefore desires to compensate you in the event of a change of control under the circumstances defined below. In this connection, the Board of Directors of the Company (the “Board”) recognizes that the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders.

The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management and consulting team, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Company.

The Company agrees that you will receive the severance benefits set forth in this letter agreement (“Agreement”) in the event your employment or consulting arrangement with the Company is terminated subsequent to a “Change in Control” (as defined in Section 2 hereof) under the circumstances described below:

1.	Term of Agreement. This Agreement shall commence on the date hereof and shall continue in effect through December 31, 2013; provided, however, that commencing on January 1, 2004 and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not later than November 30 of the preceding year, the Company shall have given notice that it does not wish to extend this Agreement; and provided further, that notwithstanding any such notice by the Company not to extend, this Agreement shall continue in effect for a period of 24 months beyond the term provided herein if a change in control of the Company (as defined in Section 2 hereof) shall have occurred during such term.

2.	Change in Control. No benefits shall be payable hereunder unless there shall have been a Change in Control of the Company, as set forth below, and your employment by or consulting arrangement with the Company shall have been terminated in accordance with Section 3 below. For purposes of this Agreement, “Change of Control” shall mean any of the following events occurring after the date of this Agreement:

     (a) A merger or consolidation to which the Company is a party if the individuals and entities who were shareholders of the Company immediately prior to the effective date of such merger or consolidation have, immediately following the effective date of such merger or consolidation, beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of less than fifty percent (50%) of the total combined voting power of all classes of securities issued by the surviving corporation for the election of directors of the surviving corporation;

     (b) The acquisition of direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of securities of the Company by any person or entity or by a group of associated persons or entities acting in concert in one or a series of transactions, which causes the aggregate beneficial ownership of such person, entity or group, excluding Manuel A. Villafana and his affiliates, to equal or exceed twenty percent (20%) or more of the total combined voting power of all classes of the Company’s then issued and outstanding securities;

     (c) The sale of substantially all of the assets of the Company to any person or entity that is not a wholly-owned subsidiary of the Company;

     (d) The approval by the shareholders of the Company of any plan or proposal for the liquidation of the Company;

     (e) After such time as the Company’s Board of Directors has at least three or more board members, a change in the composition of the Board of the Company at any time during any consecutive twenty-four (24) month period such that the “Continuity Directors” no longer constitute at least a fifty percent (50%) majority of the Board. For purposes of this event, “Continuity Directors” means those members of the Board who were directors at the beginning of such consecutive twenty-four (24) month period or were elected by, or on the nomination or recommendation of, at least a two thirds (2/3) majority of the then-existing Board of Directors; or

     (f) The execution by the Company of an agreement in principle or a definitive agreement relating to an event described in Section 2(a), 2(b), 2(c), 2(d) or 2(e) that ultimately results in such a Change of Control, or a tender or exchange offer or proxy contest is commenced that ultimately results in an event described in Section 2(b) or 2(e).

3.	Termination Following a Change in Control. If a Change in Control shall have occurred, you shall be entitled to the benefits provided in Section 4 hereof upon any termination of your employment or consulting arrangement within 12 months following the Change in Control unless such termination is (A) because of your death, (B) by the Company for Cause (as defined below) or (C) if any employee, by you other than for Good Reason (as defined below).

     (a) Cause. Termination by the Company of your employment or consulting arrangement for “Cause” shall mean termination upon:

     (i) Your conviction of or plea of guilty or nolo contendere to a felony resulting from conduct occurring on or after the date of the Change of Control;

     (ii) Your incurable breach of any material element of any proprietary or confidential information agreement with the Company;

     (iii) Your conduct that is materially detrimental to Company’s business reputation or goodwill;

     (iv) Any dishonesty in dealing between you and the Company or between you and Company’s vendors, advisors, other employees, or customers;

     (v) Your active use of alcohol or controlled substances in a manner which impairs your ability to perform your duties;

     (vi) Your violation of any material portion of this Agreement;

     (vii) Your failure to substantially perform your material duties, which failure is not cured within thirty (30) days after your receipt of written notice from the Company specifying the non-performance.

     (b) Good Reason. Termination by you of your employment for “Good Reason” shall mean termination within 12 months following a Change in Control upon the occurrence of any one or more of the following:

     (i) the assignment to you of any duties inconsistent in any respect with your position (including status, offices, titles, and reporting requirements), authorities, duties, or other responsibilities as in effect immediately prior to the Change in Control or any other action of the Company which results in a diminishment in such position, authority, duties, or responsibilities, other than an insubstantial and inadvertent action which is remedied by the Company promptly after receipt of notice thereof given by you;

     (ii) a reduction by the Company in your base salary as in effect on the date hereof and as the same shall be increased from time to time hereafter;

     (iii) the Company’s requiring you to be based at a location in excess of thirty (30) miles from the location of your principal office immediately prior to the Change in Control;

     (iv) the failure by the Company to (a) continue in effect any material compensation or benefit plan, program, policy or practice in which you were participating at the time of the Change in Control or (b) provide you with compensation and benefits at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each employee benefit plan, program, policy and practice as in effect immediately prior to the Change in Control (or as in effect following the Change in Control, if greater); and

     (v) any purported termination by the Company of your employment that is not effected pursuant to a Notice of Termination (as defined below).

Your right to terminate your employment pursuant to this Subsection shall not be affected by your incapacity due to physical or mental illness. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder. Termination by you of your employment for Good Reason as defined in this Subsection 3(b) shall constitute termination for Good Reason for all purposes of this Agreement.

     (c) Notice of Termination. Any purported termination of your employment or consulting arrangement by the Company or by you (other than by reason of your death) within 12 months following the month in which a Change in Control occurs, shall be communicated by Notice of Termination to the other party hereto in accordance with Section 8 hereof. Failure by you to provide Notice of Termination shall not limit any of your rights under this Agreement except to the extent the Company can demonstrate that it suffered actual damages by reason of such failure. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and the Date of Termination (as defined below) and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

     (d) Date of Termination. “Date of Termination” shall mean the date specified in the Notice of Termination (except in the case of your death, in which case Date of Termination shall be the date of death); provided, however, that if your employment or consulting arrangement is terminated by the Company other than for Cause, the date specified in the Notice of Termination shall be at least 60 days from the date the Notice of Termination is given to you and if your employment is terminated by you for Good Reason, the date specified in the Notice of Termination shall not be more than 60 days from the date the Notice of Termination is given to the Company.

     (e) Termination Prior to a Change in Control. Any termination of your employment or consulting arrangement by the Company without Cause prior to a Change in Control which occurs at the request or insistence of any person (other than the Company) related to the Change in Control shall be deemed to have occurred after the Change in Control for purposes of this Agreement.

4.	Compensation Upon Termination. Subject to paragraph 5 of this Agreement, following a Change in Control, upon termination of your employment or consulting arrangement during the term of this Agreement you shall be entitled to the following benefits:

     (a) If your employment by the Company shall be terminated (y) by the Company for any reason other than Cause, or (z) by you for Good Reason, or if your consulting arrangement shall be terminated by the Company for any reason other than Cause you shall be entitled to the benefits provided below:

     (i) the Company shall pay you your full base salary or consulting fees through the Date of Termination at the rate in effect at the time Notice of Termination is given;

     (ii) the Company will pay as severance benefits to you a severance payment equal to the sum of (i) 36 months of your annual base salary or annual base consulting fees in effect at the time Notice of Termination is given or immediately prior to the date of the Change in Control, and (ii) any annual target bonus potential available to you at the time Notice of Termination is given, with such amount payable at the Company’s option in a lump sum or in installment payments over a period not longer than 36 months; and

     (iii) for a 12-month period after the Date of Termination (which time period will coincide with the 18-month COBRA period available to you, if applicable), the Company will arrange to provide you either with welfare benefits (including life and health insurance benefits), perquisites and other employee benefits of substantially similar design and cost (to you) as the welfare benefits, perquisites and other employee benefits available to you immediately prior to the Notice of Termination or the Company will pay you an amount equal to the Company’s share of the cost of such programs in effect at the time of Termination; but benefits otherwise receivable by you pursuant to this Subsection (a)(iii) shall be discontinued if you obtain full time employment providing welfare benefits during the 12-month period following the Date of Termination.

     (b) The payment provided for in Section 4(a)(i) and at least the first payment provided for in Section 4(a)(ii) above shall be made not later than 60 days following the Date of Termination; provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay to you on such day an estimate as determined in good faith by the Company of the minimum amount of such payments and shall pay the remainder of such payments, with the exception of scheduled installment payments, as soon as the amount thereof can be determined but in no event later than 75 days after the Date of Termination.

In the event that the amount of the estimated payment exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to you payable no later than 30 days after demand by the Company.

     (c) The Company shall also pay to you any legal fees and expenses incurred by you (A) as a result of successful litigation against the Company for nonpayment of any benefit hereunder or (B) in connection with any dispute with any federal, state or local governmental agency with respect to benefits claimed under this Agreement. If you utilize arbitration to resolve any such dispute, the Company will pay any legal fees and expenses incurred by you in connection therewith.

     (d) You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 4 be reduced by any compensation earned by you as the result of employment by another employer after the Date of Termination, or otherwise, except as set forth in Section 4(a)(iii) hereof.

5.	(a) Release of Claims. Payment of any severance payments under the terms of this Agreement are conditioned on you signing a full and final release of all claims against the Company, prepared at the direction of the Company.

(b) Limitation on Payments. You shall not be entitled to receive any Change of Control Payments, as defined below, which would constitute a “parachute payment” for purposes of Code Section 280G, or any successor provision, and the regulations thereunder. In the event any Change of Control Payments payable to you would constitute a “parachute payment,” you shall have the right to designate those Change of Control Payments which will be reduced or eliminated so that you will not receive a “parachute payment.” For purposes of this Section 5(b), a “Change of Control Payment” shall mean any payment, benefit or transfer of property in the nature of compensation paid to or for your benefit under any arrangement which is considered contingent on a Change of Control for purposes of Code Section 280G, including, without limitation, any and all of the Company’s salary, bonus, incentive, restricted stock, stock option, compensation or benefit plans, programs or other arrangements, and shall include benefits payable under this Agreement.

6.	Nonexclusivity of Rights. Nothing in this Agreement shall prevent or limit your continuing or future participation in any benefit, bonus, incentive, retirement or other plan or program provided by the Company and for which you may qualify, nor shall anything herein limit or reduce such rights as you may have under any other agreement with, or plan, program, policy or practice of, the Company. Amounts which are vested benefits or which you are otherwise entitled to receive under any agreement with, or plan, program, policy or practice of, the Company (including, without limitation, the cash out of unused vacation days upon termination of employment) shall be payable in accordance with such agreement, plan, program, policy or practice, except as explicitly modified by this Agreement.

7.	Successors and Assigns. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if theme is no such designee, to your estate or, if no estate, in accordance with applicable law.

8.	Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, postage prepaid, addressed to the other party as follows:

               If to the Company, to:

CABG Medical, Inc.
Attention: Corporate Secretary
14505 21st Avenue North, Suite 212
Minneapolis, Minnesota 55447

               If to you, to:

Mr. Manuel A. Villafaña
P.O. Box 47946
Minneapolis, MN 55447

Either party to this Agreement may change its address for purposes of this Section 8 by giving 15 days’ prior notice to the other party hereto.

9.	Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Minnesota.

10.	Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

11.	Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

12.	Arbitration. If you so elect, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. If you do not elect arbitration, you may pursue any and all legal remedies available to you.

13.	Effective Date. This Agreement shall become effective as of the date set forth above.

14.	Employment. This Agreement does not constitute a contract of employment or impose on the Company any obligation to retain you as an employee or a consultant, to continue your current employment status or consultant status or to change any employment policies of the Company. For employees, unless otherwise indicated in a separate

Employment Agreement, you remain at all times an at-will employee as described in such agreement.

       If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

Sincerely,

CABG MEDICAL, INC.

By	/s/ Manuel A. Villafaña

Name
Title Chairman & CEO

Agreed to this 18 day of June, 2003

By	/s/ Manuel A. Villafaña

Name